EXHIBIT 23.1

INDEPENDENT AUDITORS' REPORT

      We consent to the incorporation by reference in this Registration Statement of Pacific Sunwear of California, Inc. on Form S-8 pertaining to the Pacific Sunwear of California, Inc. 1999 Stock Award Plan of our report dated March 8, 2002, appearing in the Annual Report on Form 10-K of Pacific Sunwear of California, Inc. for the year ended February 2, 2002.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
November 26, 2002